                                                                   EXHIBIT 10.02


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              SYMANTEC CORPORATION,

                         OUTLAW ACQUISITION CORPORATION

                                       AND

                            ON TECHNOLOGY CORPORATION

                                                                OCTOBER 27, 2003

                               TABLE OF CONTENTS

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ARTICLE 1   THE MERGER......................................................      1
      1.1   The Merger......................................................      1
      1.2   Effective Time; Closing.........................................      1
      1.3   Effect of the Merger............................................      1
      1.4   Articles of Incorporation; Bylaws...............................      2
      1.5   Directors and Officers..........................................      2
      1.6   Effect on Capital Stock.........................................      2
      1.7   Exchange........................................................      4
      1.8   Alternative Transaction Structure...............................      5
      1.9   Taking of Necessary Action; Further Action......................      5
      1.10  Dissenting Shares...............................................      5

ARTICLE 2   REPRESENTATIONS AND WARRANTIES OF COMPANY.......................      6
      2.1   Organization; Subsidiaries......................................      6
      2.2   Company Capitalization..........................................      7
      2.3   Obligations With Respect to Capital Stock.......................      9
      2.4   Authority; Non-Contravention....................................      9
      2.5   SEC Filings; Company Financial Statements.......................     10
      2.6   Absence of Certain Changes or Events............................     11
      2.7   Taxes...........................................................     13
      2.8   Title and Operation of Properties...............................     16
      2.9   Intellectual Property...........................................     16
      2.10  Compliance with Laws............................................     20
      2.11  Litigation......................................................     20
      2.12  Employee Benefit Plans..........................................     21
      2.13  Environmental Matters...........................................     26
      2.14  Certain Contracts...............................................     27
      2.15  Customers, Distributors, OEMs and VARs..........................     29
      2.16  Brokers' and Finders' Fees......................................     30
      2.17  Insurance.......................................................     30
      2.18  Disclosure......................................................     30
      2.19  Board Approval..................................................     31
      2.20  Fairness Opinion................................................     31
      2.21  Privacy.........................................................     31
      2.22  DGCL Section 203................................................     31

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........     32
      3.1   Organization of Parent and Merger Sub...........................     32
      3.2   Authority; Non-Contravention....................................     32
      3.3   SEC Filings.....................................................     33
      3.4   Brokers' and Finders' Fees......................................     33
      3.5   Disclosure......................................................     33
      3.6   Interim Operations of Merger Sub................................     34


                                      - i -
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                                TABLE OF CONTENTS
                                  (continued)

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      3.7   Financing.......................................................     34

ARTICLE 4   CONDUCT PRIOR TO THE EFFECTIVE TIME.............................     34
      4.1   Conduct of Business by Company..................................     34

ARTICLE 5   ADDITIONAL AGREEMENTS...........................................     36
      5.1   Proxy Statement, Antitrust and Other Filings....................     36
      5.2   Meeting of Company Stockholders.................................     38
      5.3   No Solicitation.................................................     40
      5.4   Confidentiality; Access to Information..........................     41
      5.5   Public Disclosure...............................................     42
      5.6   Reasonable Efforts; Notification................................     42
      5.7   Third Party Consents............................................     43
      5.8   ESPP............................................................     43
      5.9   Indemnification.................................................     43
      5.10  Section 16 Matters..............................................     44
      5.11  Termination of Company Plans....................................     44
      5.12  Employee Benefit Matters........................................     44

ARTICLE 6   CONDITIONS TO THE MERGER........................................     45
      6.1   Conditions to Obligations of Each Party to Effect the Merger....     45
      6.2   Additional Conditions to Obligations of Company.................     45
      6.3   Additional Conditions to the Obligations of Parent and Merger
              Sub ..........................................................     46

ARTICLE 7   TERMINATION, AMENDMENT AND WAIVER...............................     48
      7.1   Termination.....................................................     48
      7.2   Notice of Termination; Effect of Termination....................     49
      7.3   Fees and Expenses...............................................     50
      7.4   Amendment.......................................................     51
      7.5   Extension; Waiver...............................................     51

ARTICLE 8   GENERAL PROVISIONS..............................................     51
      8.1   Non-Survival of Representations and Warranties..................     51
      8.2   Notices.........................................................     51
      8.3   Interpretation; Certain Defined Terms...........................     52
      8.4   Counterparts....................................................     54
      8.5   Entire Agreement; Third Party Beneficiaries.....................     54
      8.6   Severability....................................................     54
      8.7   Other Remedies; Specific Performance............................     54
      8.8   Governing Law...................................................     54
      8.9   Rules of Construction...........................................     54
      8.10  Assignment......................................................     55
      8.11  Attorneys' Fees.................................................     55
      8.12  Waiver Of Jury Trial............................................     55

                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of October 27, 2003, among Symantec Corporation, a Delaware corporation ("PARENT"), Outlaw Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and ON Technology Corporation, a Delaware corporation ("COMPANY").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW").

      B. Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the certificate of merger, substantially in the form attached hereto as Exhibit A, (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, located at 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3(d) below, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Articles of Incorporation; Bylaws.


            (a) At the Effective Time, subject to Section 5.9, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, ARTICLE 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is "ON TECHNOLOGY"

            (b) At the Effective Time, subject to Section 5.9, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

      1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any securities of Company, the following shall occur:

            (a) Conversion of Company Common Stock. Each share of common stock, $.01 par value per share, of Company, ("COMPANY COMMON STOCK") (excluding Dissenting Shares (defined in Section 1.10 below), and including any shares of Company Common Stock issued upon exercise of Company Options (defined in Section 1.6(c) below) prior to the Effective Time) that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive $4.00 in cash, without interest, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7.

      (b) Cancellation of Company-Owned Stock. Notwithstanding Section 1.6(a), each share of Company Common Stock held of record by Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

      (c) Company Options.


            (i) Parent is not assuming, and shall not assume, any obligations or liabilities under (A) Company's Amended and Restated 1992 Employee and Consultant Stock Option and Incentive Plan, (B) Company's 2002 Employee and Consultant Stock Option and Incentive Plan, (C) Company's 1995 Directors Stock Option Plan and (D) Company's 2002

Directors Stock Option Plan, as amended. For purposes of this Agreement, the stock option plans referenced in (A) through (D) above are referred to as the "COMPANY STOCK OPTION PLANS," and the options granted pursuant to Company Stock Option Plans are referred to as the "COMPANY OPTIONS"). Subject to Section 4.1, Company shall take all actions necessary to ensure that (i) all Company Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time and thereafter shall be of no further force or effect (other than the right to receive the cash consideration provided in Section 1.7(a) below), (ii) no Company Options are granted after the date hereof, and (iii) the Company Stock Option Plans and any and all other outstanding option arrangements or plans of Company shall terminate as of the Effective Time.

            (ii) Parent shall not substitute any equivalent option or right for any Company Option, and the Company has determined that all outstanding Company Options shall be cancelled, without any acceleration of vesting (except as set forth in Part 2.2(b) of the Company Disclosure Letter), if unexercised as of the Effective Time. Subject to the terms and conditions of this Agreement, at the Effective Time, the portion of each Company Option outstanding immediately prior to the Effective Time that is vested and exercisable for Company Common Stock (after giving effect to any accelerated vesting contingent upon the Closing (as described in Part 2.2(b) of the Company Disclosure Letter) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive as consideration for cancellation of each such option, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock receivable upon exercise of such Company Option multiplied by (B) ($4.00, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 1.6(c)(ii). The amount of cash each holder of a Company Option is entitled to receive for the Company Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for Company Options held by such holder. Notwithstanding the foregoing, if the exercise price per share provided for in any such cancelled Company Option equals or exceeds $4.00, no cash shall be paid with regard to such cancelled Company Option to the holder of such Company Option.

      (d) ESPP. Rights outstanding under Company's 1995 Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.8 of this Agreement.


      (e) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      1.7 Exchange.


            (a) On or prior to the Closing Date, Parent shall deposit with American Stock Transfer and Trust Company (the "EXCHANGE AGENT") cash for the benefit of the holders of shares of Company Common Stock and vested and exercisable Company Options in an amount sufficient to permit the full payment of the cash amounts to which Company stockholders and holders of vested and exercisable Company Options are entitled pursuant to Sections 1.6(a) and 1.6(c)(ii), assuming that no stockholder of the Company will perfect any rights to appraisal of his, her or its shares and assuming that each holder of Company Options tenders his, her or its option pursuant to Section 1.6(c)(ii) (the "EXCHANGE FUND"). Parent shall instruct the Exchange Agent to mail, as soon as practicable after the Effective Time, but in no event later than five business days thereafter, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the "COMPANY STOCK CERTIFICATES") and each holder of Company Options (the instruments representing such Company Options being referred to as the "COMPANY OPTION CERTIFICATES," and collectively with the Company Stock Certificates, the "COMPANY CERTIFICATES") the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash amounts specified in Section 1.6(a) and
Section 1.6(c)(ii). Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate or option instrument, as applicable, and an indemnity in form and substance reasonably satisfactory to Parent and consistent with past practice of Company (an "AFFIDAVIT") (together with any required Form W-9 or Form W-8) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay by check to each tendering holder of a Company Certificate or an Affidavit (each, a "TENDERING COMPANY HOLDER") the cash amounts to which such Tendering Company Holder is entitled pursuant to Sections 1.6(a) and 1.6(c)(ii). No interest will be paid or accrued on any cash payable to holders of Company Certificates.

            (b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of Company's capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.7.

            (c) Until Company Certificates are surrendered or an Affidavit with respect to any lost Company Certificates is delivered pursuant to Section 1.7(a), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the right to receive from Parent the amount of cash into which the shares of Company Stock or the Company Options represented by such Company Certificates shall have been converted pursuant to Sections 1.6(a) and 1.6(c)(ii).

            (d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled but not required to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal

Revenue Code of 1986, as amended (the "CODE") or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (e) Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for any cash to which they are entitled pursuant to Sections 1.6(a) and 1.6(c) without any interest thereon.

      1.8 Alternative Transaction Structure. The parties agree that prior to the first preliminary filing of the Proxy Statement to be filed with the SEC as contemplated herein, Parent may change the method of effecting the business combination with Company, including by merging Company with Parent or any other affiliate of Parent, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment does not substantively affect this Agreement or adversely affect the rights and obligations of Company or its stockholders); provided however that any such other affiliate shall become a party to, and agree to be bound by, the terms of this Agreement and that any action taken pursuant to this Section 1.8 shall not (i) alter or change the kind or amount of consideration to be issued to the holders of Company Common Stock and Company Options as provided for in this Agreement, (ii) materially delay the receipt of any required regulatory approval or (iii) otherwise cause the closing conditions in ARTICLE 6 to be not capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

      1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

      1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with Delaware Law (the "DISSENTING SHARES") shall not be converted into a right to receive the payment of cash amounts pursuant to Section 1.6(a) unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive payment of cash amounts pursuant to Section 1.6(a), without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

In order to induce Parent and Merger Sub to enter into this Agreement, Company represents and warrants to Parent and Merger Sub, subject to the exceptions to specifically identified representations and warranties disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER"), (disclosure of any fact or item in a specific section of the Company Disclosure Letter shall be deemed to be disclosed in each other section of the Company Disclosure Letter to the extent it is clear, notwithstanding the absence of a specific cross-reference, from a reading of the Company Disclosure Letter that the disclosure is applicable to such other sections of the Company Disclosure Letter) as follows:

      2.1 Organization; Subsidiaries.


            (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Company.

            (b) All of the subsidiaries of Company are listed in Part 2.1(b) of the Company Disclosure Letter. Neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, limited liability company, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Company Disclosure Letter and other than such capital stock or other equity interest that has no material value and does not subject the Company or any of its subsidiaries to any material risk of loss. Company owns directly, or indirectly through other wholly-owned subsidiaries, all of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the subsidiaries listed in Part 2.1 (b) of the Company Disclosure Letter. Each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the subsidiaries listed in Part 2.1 (b) of the Company Disclosure Letter is owned, directly or indirectly, by Company free and clear of all liens, pledges, security interests, claims, options or other encumbrances and neither Company nor any nor any of its subsidiaries has any agreement or commitment to sell or transfer any of such stock or interests. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has agreed or is obligated to make any future investment in or capital contribution or loans or other advances to any other entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, transfer or acquisition of any capital stock of any of the subsidiaries listed in Part 2.1
(b) of the Company Disclosure Letter. Those subsidiaries listed in Part 2.1(b) of the Company Disclosure Letter that, in each individual case, is a subsidiary through which the Company or other subsidiaries conducts business, or which owns assets with an aggregate value of, or which has aggregate liabilities of, $50,000 or more, or the loss of which would reasonably be expected to have a Material Adverse Effect on the Company are identified as such in Part 2.1(b) of the Company Disclosure Letter and referred to as the "Material Subsidiaries." Each outstanding share of capital stock of each Material Subsidiary of Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

            (c) Except as set forth in Part 2.1(c) of the Company Disclosure Letter, neither Company, nor any of its subsidiaries, is, or has, at any time since January 1, 2000, been a general partner of any general partnership, limited partnership or other entity. Part 2.1(b) of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

            (d) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its Material Subsidiaries each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such Company Charter Document is in full force and effect. Neither Company nor any of its Material Subsidiaries is in violation of any of the provisions of their respective Company Charter Documents.

      2.2 Company Capitalization.

            (a) The authorized capital stock of Company consists solely of 50,000,000 shares of Company Common Stock, of which there were 23,912,106 shares issued and outstanding as of the close of business on October 21, 2003, and 2,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

            (b) As of the date of this Agreement:

               (i) 4,068,687 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company's Amended and Restated 1992 Employee and Consultant Stock Option and Incentive Plan;

               (ii) 937,875 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company's 2002 Employee and Consultant Stock Option and Incentive Plan;

               (iii) 62,500 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company's 1995 Directors Stock Option Plan;

               (iv) 100,000 shares of Company Common Stock are subject to issuance pursuant to outstanding options under Company's 2002 Directors Stock Option Plan, as amended and;

               (v) 421,598 shares of Company Common Stock are reserved for future issuance under Company ESPP.

Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has delivered to Parent an accurate and complete copy of Company Stock Option Plans, the standard form of all stock option agreements under each of Company Stock Option Plans, and the option agreement for each Company Option that does not conform to the standard option agreement under the respective Company Stock Option Plan. There are no options outstanding to purchase shares of Company Common Stock other than Company Options and pursuant to Company's ESPP. All shares of Company Common Stock subject to issuance as aforesaid in this Section 2.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts (as defined below in Section 2.14) of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger, except accelerated vesting pursuant to Company Stock Option Plans, and agreements evidencing acceleration of vesting for Company Options, all of which acceleration is described in Part 2.2(b) of the Company Disclosure Schedule. There are no outstanding or authorized stock appreciation, "phantom stock," or other similar plans or Contracts with respect to Company or any of its subsidiaries. At the Effective Time, the Company Options shall be terminated without further obligation or liability of Company, Parent or the Surviving Corporation.

            (c) Except as set forth in Part 2.2(c) of the Company Disclosure Letter, all outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law of any Governmental Entity (as defined in Section 2.4), except where the failure to have been issued and granted in compliance with such securities laws and other requirements would not reasonably be expected to have a Material Adverse Effect on the Company.

      2.3 Obligations With Respect to Capital Stock. Except for securities Company owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, there are no equity securities of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in
Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Company nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's stockholders have the right to vote. Except as set forth in Part 2.3 of the Company Disclosure Letter, there are no registration rights and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      2.4 Authority; Non-Contravention.


            (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "COMPANY STOCKHOLDER APPROVALS") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in
Section 2.4(c), conflict with or violate any Legal Requirement applicable to Company or any of its Material Subsidiaries or by which Company or any of its Material Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its Material Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of rights under, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its Material Subsidiaries pursuant to, any Company Contract (as defined below in Section 2.14) to which Company or any of its Material Subsidiaries is a party or by which Company or any of its Material Subsidiaries or its or any of their respective assets are bound or affected except as set forth in Part 2.4(b) of the Company Disclosure Letter. Part 2.4(b) of the Company Disclosure Letter list all material consents, waivers and approvals under any Company Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Company or any Material Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, (iv) consents set forth in Part 2.4(c) of the Company Disclosure Letter, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

      2.5 SEC Filings; Company Financial Statements.


            (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 2000. All such forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, and giving effect to any amendments thereto filed prior to the date hereof, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
(ii) did not at the time they were
filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the "COMPANY FINANCIALS"), (i) complied or, for such subsequently filed reports, will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, that the unaudited interim financial statements may not contain footnotes and were or are subject to normal year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's and its subsidiaries' operations and cash flows for the periods indicated.

            (c) Part 2.5(c) of the Company Disclosure Letter contains consolidated financial statements (including any related notes thereto) as of September 30, 2003 that (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, or except that they may not contain footnotes and are subject to normal year-end adjustments) and (iii) fairly present in all material respects the consolidated financial position of Company and its subsidiaries as of September 30, 2003 and the consolidated results of Company's and its subsidiaries' operations and cash flows for the periods indicated therein. The information contained in the Company's financial statements for the period ending September 30, 2003 that is filed by Company in an SEC Report after the date hereof shall not differ materially from the information in the Company financial statements contained in Part 2.5(c) of the Company Disclosure Letter. The balance sheet as of September 30, 2003 contained in Part 2.5(c) of the Company Disclosure Letter is hereinafter referred to as the "COMPANY BALANCE SHEET."

            (d) Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on Company's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      2.6 Absence of Certain Changes or Events. Except as set forth in Part 2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been:


            (a) any Material Adverse Effect with respect to Company;

            (b) any amendment or change in the Company Charter Documents;

            (c) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

            (d) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock;

            (e) except as set forth in Part 2.2(b) of the Company Disclosure Letter, any grant or issuance of any options, warrants or other rights to acquire securities from Company or any of its subsidiaries, directly or indirectly, or any offer, issuance or sale by Company or any of its subsidiaries of any debt or equity securities of Company or any of its subsidiaries, except for options to purchase Company Common Stock granted pursuant to the Company Stock Option Plans, which option grants are reflected in Part 2.2(b) of the Company Disclosure Letter;

            (f) except as set forth in Part 2.2(b) of the Company Disclosure Letter, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Company or any of its subsidiaries, (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements of Company, or (iii) other change or increase in the compensation payable or to become payable to any of the directors, officers or employees of Company or any of its subsidiaries or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, employees or agents;

            (g) except as set forth in Part 2.2(b) of the Company Disclosure Letter, any acceleration or release of any vesting condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of Company's or any of its subsidiaries' capital stock, or any acceleration or release of any right to repurchase shares of Company's or any of its subsidiaries' capital stock upon the stockholder's termination of employment or services with Company, either contingent upon the occurrence of transactions such as those contemplated by this Agreement or otherwise;

            (h) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any Contract for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets (including intangible assets), properties or goodwill of Company or any of its subsidiaries (other than purchase orders for the sale of products or services, or non-exclusive licenses of any products of Company or any of its subsidiaries, in the ordinary course of business consistent with past practice);

            (i) any material change in the manner in which Company or any of its subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers;

            (j) the entering into by Company or any of its subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company or any of its subsidiaries that involves in excess of $200,000 (other than purchase orders for the purchase or sale of products or services, or non-exclusive licenses of any products of Company or any of its subsidiaries, in the ordinary course of business consistent with past practice);

            (k) any incurrence of a liability by the Company or any of its subsidiaries (absolute, accrued, contingent or otherwise) except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

            (l) any payment or discharge by Company or any of its subsidiaries of any liability of Company or any of its subsidiaries or Encumbrance on any asset or property of Company or any of its subsidiaries of an amount in excess of $200,000 for any liability or Encumbrance (other than payments in the ordinary course of business consistent with past practice);

            (m) any change with respect to the management, supervisory or other key personnel of Company, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving Company or any of its subsidiaries;

            (n) any damage, destruction or loss of any property or material asset of Company or any of its subsidiaries, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

            (o) any material change by Company in its accounting methods, principles or practices;

            (p) any material revaluation by Company or any of its subsidiaries of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or

            (q) any agreement or commitment to do any of the foregoing.

      2.7 Taxes.


            (a) Except as set forth in Part 2.7 of the Company Disclosure Letter, Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes (as defined below) required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes required to be paid.

            (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and Company and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

            (c) Except as set forth in Part 2.7 of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (d) Except as set forth in Part 2.7 of the Company Disclosure Letter, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

            (e) Except as set forth in Part 2.7 of the Company Disclosure Letter, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

            (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

            (g) Except as set forth in Part 2.7 of the Company Disclosure Letter, there is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. There is no Contract to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

            (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or its subsidiaries.

            (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than among Company and its wholly owned subsidiaries.

            (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (k) None of Company's or its subsidiaries' assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

            (l) Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

            (m) Company has timely filed all information returns or reports, including Forms 1099, that are required to be filed, and has accurately reported in all material respects all information required to be included on such returns or reports.

            (n) Company is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes and does not own a single member limited liability company which is treated as a disregarded entity.

            (o) Except as set forth in Part 2.7 of the Company Disclosure Letter, the Company does not and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.


            (p) No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax authority.

            (q) There are no liens for Taxes (other than for current Taxes not yet due and payable or those being contested in good faith) upon the material assets of the Company.

            (r) Neither the Company nor any subsidiary has any liability for the taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

            (s) Neither the Company nor any subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012, or 6111 of the Code or the Treasury Regulations promulgated thereunder.

For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      2.8 Title and Operation of Properties.


            (a) Part 2.8 of the Company Disclosure Letter lists all real property owned by Company or any of its subsidiaries and all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $100,000 or provide for annual payments in excess of $100,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company or any of its subsidiaries that would have a Material Adverse Effect on Company.

            (b) Company or one of its subsidiaries has good title to all the property and assets reflected in the Company Balance Sheet as being owned by Company or any of its subsidiaries or acquired after the date thereof which are material to Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent. The Company and each subsidiary owns, or has the right to use under a valid lease or license, the material assets and properties used by Company or such subsidiary, as the case may be, in the conduct of their respective businesses.

      2.9 Intellectual Property.


            (a) For the purposes of this Agreement, the following terms have the following definitions:

               (i) "BUSINESS" means the business of Company as presently conducted.

               (ii) "COMPANY IP ASSETS" means, collectively, (A) the Company IP Rights; (B) all embodiments of any Company IP Rights, in whatever form, format or media; (C) all applications, registrations, filings and other formal governmental actions made or submitted by Company pursuant to applicable laws to secure, perfect, maintain or protect its interest in any Company IP Right; and
(D) all information of a technical nature, documentation, manuals, software Source Code and object code, software libraries, data bases, algorithms, screen displays and graphical interfaces, used in or necessary to the conduct of the business of Company and its subsidiaries as presently conducted.

               (iii) "COMPANY IP RIGHTS" means all Intellectual Property Rights used in the conduct of the Business.

               (iv) "COMPANY IP RIGHTS AGREEMENT" means any contract governing any Company IP Right.

               (v) "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and now existing, filed, issued or acquired: (A) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, and inventions; (B) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (C) Moral Rights; (D) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, "MARKS"), and any goodwill symbolized by such Marks; (E) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law); (F) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; and (G) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing.

               (vi) "MORAL RIGHTS" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

               (vii) "COMPANY-OWNED IP ASSETS" means Company IP Assets that are owned or exclusively licensed to Company.

               (viii) "COMPANY-LICENSED IP ASSETS" means Company IP Assets that are licensed to the Company from a third party.

            (b) The Company (i) owns and has independently developed or (ii) has the valid right or license to all Company IP Assets. Delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and will not result in any termination of, or other restriction being imposed on, any such Company IP Assets.

            (c) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any Company IP Rights Agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right or Company IP Rights Agreement; or (iii) materially alter or impair the right of Company to use, make, market, distribute, or sell any Company IP Asset or portion thereof. Except as set forth in Part 2.9(c) of the Company Disclosure Letter, there are no material amount of royalties, honoraria, fees or other payments payable by Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Asset by Company and none will become payable as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Part 2.9(c) of the Company Disclosure Letter contains a true and complete list of all royalties, fees, and other payments payable by Company to any Person as a result of the use, distribution, licensing, or sale of any Company-Licensed IP Assets with or as Company products.

            (d) Except as set forth in Part 2.9(d) of the Company Disclosure Letter, neither the use, development, manufacture, marketing, distribution or sale of any product (including any Intellectual Property Right related thereto) or service currently made, marketed, distributed, or sold by Company, or currently under development by Company and intended by Company to be distributed within three (3) months of the date of this Agreement, violates in any material respect any contract between Company and any other Person or infringes or misappropriates in any material respect any Intellectual Property Right of any other Person. There is no pending or threatened written claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right. Since 1997, the Company has not received any written notice asserting that any Company IP Asset or the proposed use, manufacture, marketing, distribution or sale thereof conflicts or will conflict with the rights of any other Person nor, to Company's knowledge, is there any legitimate basis for any such assertion. The Company has not received any correspondence from any third party offering Company a license under such third party's registered Intellectual Property Rights, in connection with any Company product or service.

            (e) To Company's knowledge, no current or former employee, consultant or independent contractor of Company: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's knowledge, the employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for Company.

            (f) All current and former officers, employees, consultants and independent contractors of Company having access to proprietary information of Company have executed and delivered to Company an agreement regarding the protection of Company proprietary information, except where the failure to execute and delivery such agreement would not have a Material Adverse Effect on the Company. The Company has secured valid written assignments from all of Company's current and former employees, consultants and independent contractors who were materially involved in, or who made a material contribution to, the creation or development of any Company-Owned IP Assets, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law. No current or former director, officer, employee, consultant or independent contractor of Company has any rights in any Company IP Assets.

            (g) Part 2.9(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company of any Intellectual Property Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks.

            (h) The Company-Owned IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(h)(i) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices). To the knowledge of Company, the right, license and interest of Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(h)(ii) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices).

            (i) The Company has not misappropriated any third party's trade secrets or infringed any trade secret rights in creating or using any lists of prospective or current customers, except where any such misappropriation or infringement would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (j) Except as set forth in Part 2.9(j) of the Company Disclosure Letter, neither Company nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by Company or any Person acting on their behalf to any Person of any Company Source Code. Part 2.9(j) of the Company Disclosure Letter identifies each agreement pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the other transactions contemplated by this Agreement would reasonably be expected to result in the release from escrow of any Company Source Code. "SOURCE CODE" means any human readable version of a computer software program, in whole or in part, in any preferred form of the work for making modifications, including any warnier diagrams, flow charts, technical notes or comments related thereto. "COMPANY SOURCE CODE" means, collectively, any software Source Code, any material portion or aspect of the software Source Code, or any material proprietary information or algorithm contained in or relating to any software Source Code, of any Company IP Asset.

            (k) All software developed by or for Company and licensed by Company to customers and all services provided by or through Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, product specifications and product documentation.

            (l) No government entity, university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right.

            (m) Part 2.9 (m) of the Company disclosure letter contains a true and complete list of all Public Software that forms part of any Company IP Assets, or that is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company IP Asset or Company product. "PUBLIC SOFTWARE" means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

      2.10 Compliance with Laws. Except as set forth in Part 2.10 of the Company Disclosure Letter:


            (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, except where such conflict, default or violation would not have a Material Adverse Effect on the Company. Except as set forth in Part 2.7 of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in writing against Company or any of its subsidiaries. To Company's knowledge, there is no Legal Requirement binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

            (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company and its subsidiaries as currently conducted (collectively, the "COMPANY PERMITS"), and are in material compliance with the terms of the Company Permits.

      2.11 Litigation. Except as set forth in Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened in writing against Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the parties hereto to consummate the Merger or to be material to Company or Parent following the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or filed in any legal proceeding or otherwise the legal right of Company or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, and as of the Effective Time, no such claim, dispute or other condition or circumstance will occur or exist, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or officer of Company or any of its subsidiaries to seek indemnification in a material amount from Company or any of its subsidiaries and no such director or officer is currently seeking indemnification from Company or any of its subsidiaries.

      2.12 Employee Benefit Plans.


            (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

               (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or self-funded, including, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

               (iii) "DOL" shall mean the Department of Labor;

               (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

               (v) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, indemnification or similar agreement or contract between Company or any Affiliate and any Employee or consultant and each relocation, repatriation, or expatriation agreement, visa, or work permit that involves expense to Company in excess of $20,000.

               (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (vii) "IRS" shall mean the Internal Revenue Service;

               (viii) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (ix) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (x) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Schedule. Part 2.12(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Affiliates have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

            (c) Documents. Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and trust and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules, accountant opinions, and financial statements attached thereto) and summary annuals reports, if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and any pending request for such letters or rulings, and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan, including any filings under the IRS's Employee Plan Compliance Resolution System Program or any of its predecessors or the United States Department of Labor Delinquent Filer Program; (vii) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Company Employee Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company or its Affiliates; (ix) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), as applicable, for each Company Employee Plan; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

            (d) Employee Plan Compliance. Except as set forth in Part 2.12 of the Company Disclosure Letter, (i) (A) Company or one of its Affiliates has performed in all material respects all obligations required to be performed by Company or its Affiliates under, and (B) Neither Company nor any of its Affiliates is in default or violation of, or has knowledge of any material default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of

1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination or, if reliance is permitted under IRS Announcement 2001-77, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Employee Plan, and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, administrative proceedings, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans, including any Company Employee Plan intended to be qualified under Section 401(a) of the Code and having a cash or deferred arrangement governed by Section 401(k) of the Code, have been made as required under ERISA or have been accrued on the Company Balance Sheet. (ix) All filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted. (x) Each Company Employee Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code, and all individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in such Company Employee Plan, are currently participating or have been offered an opportunity to do so or have declined in writing or otherwise in accordance with the terms of such Company Employee Plan. (xi) With respect to the Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable law.

            (e) Pension Plans. Neither Company nor any Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has Company or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan, or any multiple employer plan under Section 413(c) of the Code.

            (g) No Post-Employment Obligations. Except as set forth in Part 2.12 of the Company Disclosure Letter, no Company Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Family Medical Leave Act of 1993, as amended ("FMLA"), the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and the Women's Health and Cancer Rights Act of 1998, and the regulations thereunder or other applicable statute or has any liability under the Worker Adjustment and Retraining Notification Act, as amended ("WARN") or the California Worker Adjustment and Retraining Notification Act, as amended, and neither Company nor its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

            (h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Company, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company's Employee Plans, covered employees, or qualified beneficiaries.

            (i) Effect of Transaction. Except as set forth in Part 2.12 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth in Part 2.12 of the Company Disclosure Letter, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement, or which has been made by Company or its Affiliates with respect to any Employee, could reasonably be characterized as a "parachute payment," within the meaning of Section 280G(b)(1) of the Code or be treated as a nondeductible expense within the meaning of Section 162 of the Code.

            (j) Employment Arrangements. Part 2.12(j) of the Company Disclosure Letter contains a true and complete list of the names, dates of hire, positions, salaries, bonus arrangements, status as exempt or non-exempt, and place of work of all current United States employees and independent contractors of Company and each subsidiary. Part 2.12(j) of the Company Disclosure Letter additionally lists each current United States employee of Company or any subsidiary who is not fully able to perform work because of disability or other leave and the expected date of return to full service. Company has provided to Parent the additional following information for each of its and its subsidiaries' international employees: city/country of employment; rate of annual remuneration; date of hire; manager's name and work location. Except as may be required by applicable local law, the employment of each of the employees of

Company or any subsidiary is at will and neither Company nor any subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees or consultants. As of the date hereof, Company has not, and to Company's knowledge no other Person has, (i) entered into any contract, agreement or instrument that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company that is not listed on
Part 2.12j of the Company Disclosure Letter and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Company that is not listed on Part 2.12j of the Company Disclosure Letter any terms or conditions of employment with Parent following the Effective Time.

            (k) Compliance. Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and consultants.

            (l) Employment Matters. There are no pending, or, to Company's knowledge, threatened (in writing) claims or actions against Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To Company's knowledge, no employees or consultants of Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee or consultant to be employed or engaged by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

            (m) Disqualified Individuals. Part 2.12(m) of the Company Disclosure Letter lists each Person who Company reasonably believes is, or may be, with respect to Company, any subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.

            (n) Labor. No work stoppage or labor strike against Company or any of its subsidiaries is pending or threatened. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no suits, labor disputes or grievances pending, or, to the knowledge of Company, threatened in writing relating to any labor, safety or discrimination matters involving any Employee or consultant, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company or any of its subsidiaries. Neither Company nor any of its subsidiaries is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any of its subsidiaries.

            (o) Foreign Plans. Each compensation and benefit plan required to be maintained or contributed to by the law of the relevant jurisdiction outside of the United States (each such plan, a "FOREIGN PLAN") is listed in Part 2.12(o) of the Company Disclosure Letter. As regards to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan,
(ii) all material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Effective Time, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet to the extent required by GAAP,
(iii) Company, any of its subsidiaries, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the governmental entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (v) to the knowledge of Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending written claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, and (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants.

      2.13 Environmental Matters.


            (a) Hazardous Material. Except as would not result in material liability to Company or any of its subsidiaries, to the Company's knowledge no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate) to the Company's knowledge (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any

Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Environmental Permit of Company or any of its subsidiaries, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries.

      2.14 Certain Contracts. For purposes of this Agreement, the term "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, assignments, mortgages, transactions, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature. Part 2.14 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of Company's or any of its subsidiaries' assets or properties is bound:

            (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $200,000 or more over the duration of the Contract;

            (b) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for Company, or providing for the purchase or license of any software, content (including textual content and visual or graphics content), technology or intellectual property to Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $50,000 per copy);

            (c) any distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by Company or any of its subsidiaries;

            (d) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other agreement that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

            (e) any Contract for the future purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services requiring payment to or from Company or any of its subsidiaries in an amount in excess of $200,000 per annum or in an aggregate amount of $300,000 or more over the duration of the contract or agreement that is not terminable by Company or its subsidiary on 60 or fewer days notice without cost or other liability to Company or its subsidiary;

            (f) any Contract in which Company or any of its subsidiaries has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Company IP Asset that is now or hereafter owned by it, provided to Company or any of its subsidiaries or provided by Company or any of its subsidiaries;

            (g) any Contract or commitment for or relating to the employment of any director, officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

            (h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract or commitment for the borrowing of money or extension of a line of credit or for a leasing transaction of a type required to be capitalized in accordance with GAAP;

            (i) any lease or other Contract under which Company or any of its subsidiaries is lessee of or holds or operates any items of tangible personal property or real property providing for annual payments (whether fixed, contingent or otherwise) by Company in the aggregate amount of $200,000 or more;

            (j) any Contract that restricts Company or any of its subsidiaries from engaging in any aspect of the Business; from participating or competing in any line of business or market; from freely setting prices for Company's products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

            (k) any Contract (i) pursuant to which any Person is authorized to use any Company IP Asset other than non-exclusive licenses granted in the ordinary course of the Company Business consistent with past practices, or (ii) pursuant to which Company is authorized to distribute, sublicense, or sell any third party's software or other technology.

            (l) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreements under the Company Stock Option Plans;

            (m) any Contract with or commitment to any labor union;

            (n) any agreement of guarantee, support, indemnification (including, without limitation, any Contract by which the Company has agreed to provide indemnification to any of its officers or directors), assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (o) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company or any of its subsidiaries has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

            (p) any agreement granting to a third party a power of attorney to act on behalf of Company or any of its subsidiaries;

            (q) any Contract with any affiliate of Company; or

            (r) any other Contract that is material to the Business or the assets of Company.

A true and complete copy of each agreement or document required by these subsections (a) through (r) of this Section to be listed on Part 2.14 of the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "COMPANY CONTRACTS") has been provided to Parent's counsel. The Company is not, nor to Company's knowledge is any other party, in material breach or default under any Company Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach by Company of any of the provisions of any Company Contract,
(ii) to Company's knowledge give any third party, the right to (A) declare a Default or exercise any remedy under any Company Contract, (B) a material refund, rebate, chargeback or penalty under any Company Contract, (C) accelerate the maturity or performance of any obligation of Company under any Company Contract, or (D) cancel, terminate or modify any Company Contract. The Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract. The Company has no material liability for renegotiation of United States government contracts or subcontracts, if any. A "DEFAULT" means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

      2.15 Customers, Distributors, OEMs and VARs. Part 2.15 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) each purchaser of Company's and its subsidiaries' products and services representing more than $150,000 of sales revenue during the twelve months ended December 31, 2002, or the nine months ended September 30, 2003 and (b) dealer, distributor, original equipment manufacturer or other reseller for Company's and its subsidiaries' products and services representing more than $150,000 of sales revenue during the twelve months ended December 31, 2002, or the nine months ended September 30, 2003. Part 2.15 of the Company Disclosure Letter indicates names, addresses and total sales by product for such period for each party listed thereon. Company has good commercial working relationships with its customers, dealers, distributors, original equipment manufacturers, and other resellers of Company's and its subsidiaries' products and services and since December 31, 2002, no party accounting for five percent (5%) or more of Company's consolidated sales revenues, has canceled or otherwise terminated its relationship with Company or its subsidiaries, decreased or limited materially its purchases from Company and its subsidiaries or has given written notice that it intends to take any such action.

      2.16 Brokers' and Finders' Fees. Except for fees payable to Investec, Inc. pursuant to an engagement letter dated September 25, 2002, as amended, and to Grant Thornton LLP pursuant to an engagement letter dated October 21, 2003, copies of each of which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.17 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

      2.18 Disclosure. The Proxy Statement to be filed with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approvals (as amended or supplemented, the "PROXY STATEMENT") shall not, on the date the Proxy Statement is mailed to Company's stockholders, at the time of the meeting of Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the applicable rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by Parent or Merger Sub.

      2.19 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) unanimously determined that the Merger is fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and (ii) declared the advisability of the Merger to the stockholders of Company and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

      2.20 Fairness Opinion. Company's Board of Directors has received a written opinion from Grant Thornton LLP, dated as of the date hereof, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by Company's stockholders in the Merger is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

      2.21 Privacy. The Company and its subsidiaries have complied with all applicable Legal Requirements relating to (a) the privacy of users of Company products or services and www.on.com (the "COMPANY WEBSITE"), and (b) the collection, storage and transfer of any personally identifiable information collected by Company or any of its subsidiaries or by third parties having authorized access to Company's or any Company subsidiary's records, except where the failure to so comply would not have a Material Adverse Effect on the Company. The privacy practices of the Company and its subsidiaries conform, and at all times have conformed, in all material respects to all of Company's and its subsidiaries' contractual obligations to their respective customers. The Company Website and all material materials distributed or marketed by Company have at all times made all privacy practice disclosures to users or customers as required by applicable law, except where the failure to make such disclosures would not have a Material Adverse Effect on the Company, and none of such disclosures made or contained in the Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law in a manner that would have a Material Adverse Effect on the Company. No claims have been asserted in writing or, to the knowledge of Company, are threatened in writing against Company or any of its subsidiaries by any person or entity alleging a violation of such person's or entity's privacy rights with respect to the privacy practices of Company. To the knowledge of Company, there has been no unauthorized access to or other misuse of personal and user information described in this Section 2.21, except as disclosed in Part 2.21 of the Company Disclosure Letter or where such access or misuse would not have a Material Adverse Effect on the Company.

      2.22 DGCL Section 203. Company's Board of Directors has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement. No other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, which has not been waived.

                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce Company to enter into this Agreement, Parent and Merger Sub represent and warrant to Company, subject to the exceptions to specifically identified representations and warranties disclosed in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER"), as follows:

      3.1 Organization of Parent and Merger Sub.


            (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted.

            (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

      3.2 Authority; Non-Contravention.


      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

      (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and/or Merger Sub will not, (i) conflict with or violate the Parent Charter Documents,
(ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected.

            (c) No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

      3.3 SEC Filings. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000. All such forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates and giving effect to any amendments thereto filed prior to the date hereof, the Parent SEC Reports (i) were prepared in all material respect in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

      3.4 Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.5 Disclosure. If at any time prior to the Effective Time any event relating to Company or Parent or any of their respective affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform Company. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as amended or supplemented, shall not, on the date the Proxy Statement is mailed to Company's stockholders, at the time of the meeting of Company's Stockholders' Meeting or as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

      3.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with this Agreement.

      3.7 Financing. Parent has, and will have available to it upon the consummation of the Merger, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the cash amounts to which Company stockholders and holders of Company Options will be entitled pursuant to Section 1.6(a) and Section 1.6(c)(ii) at the Effective Time.

                                    ARTICLE 4

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as expressly contemplated by this Agreement or except as set forth in Part 4.1 of the Company Disclosure Letter or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Company shall and shall cause each of its Material Subsidiaries to carry on its business in the ordinary course, consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

In addition, without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as expressly contemplated by this Agreement or except as set forth in
Part 4.1 of the Company Disclosure Letter or except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

            (a) Terminate, waive or fail to exercise any stock repurchase rights by which Company Common Stock may be repurchased for a per share price of less than $4.00, accelerate, amend or change the period of exercisability of options to purchase Company Common Stock or restricted Company Common Stock or change repurchase rights applicable to restricted Company Common Stock, or reprice any outstanding options to purchase Company Common Stock or authorize cash payments in exchange for any options to purchase Company Common Stock;

            (b) Grant, pay or agree to grant or pay any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in Part 2.12 of the Company Disclosure Letter, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company IP Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock of Company, including, without limitation, any options under the Company Stock Option Plans, or subscriptions, rights, warrants or options to acquire any shares of capital stock of Company or any securities convertible into shares of capital stock of Company, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement and (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof;

            (g) Cause, permit or propose any amendments to the Company Charter Documents;

            (h) Subject to the provisions of Sections 5.2(c), 5.2(d) and 5.3(a), acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries;

            (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its subsidiaries, enter into any

"keep well" or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

            (k) Adopt or amend (except to the extent necessary to maintain the tax-qualified status of such Company Employee Plan) any employee benefit plan, Company Employee Plan, Employment Agreement, employee stock purchase or employee stock option plan, or enter into any employment contract or arrangement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice, and in substantial conformance to the Company's standard offer letter that has been provided to Parent, with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (l) Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Parent;

            (m) Materially modify, amend or terminate any Company Contract or waive, release or assign any material rights or claims thereunder;

            (n) Enter into any Contract with regard to the acquisition or licensing of any material Intellectual Property Rights (as defined in Section 2.9) other than licenses, distribution Contracts, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

            (o) Except as required by GAAP, materially revalue any of its assets or make any change in accounting methods, principles or practices;

            (p) Without limiting the foregoing, take any action or fail to take any action reasonably within Company's control, that would cause any representation or warranty of Company to cease to be true and accurate as of the Closing as though then first made; or

            (q) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (p) above.



                                   ARTICLE 5

                              ADDITIONAL AGREEMENTS

      5.1 Proxy Statement, Antitrust and Other Filings.


            (a) As promptly as practicable after the execution of this Agreement, Company will prepare and file the Proxy Statement with the SEC. Company will respond in good faith to any comments of the SEC and will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS").

            (b) Parent and Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.1(a). Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Subject to applicable Legal Requirements and the confidentiality agreement, dated as of November 13, 2002 between Company and Parent (the "CONFIDENTIALITY AGREEMENT"), each of Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

      5.2 Meeting of Company Stockholders.


            (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and the Company Charter Documents to convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the mailing of the Proxy Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will use commercially reasonable efforts to take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and the Company Charter Documents to obtain such approvals. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, the Company Charter Documents, the rules of the Nasdaq Stock Market, the rules and regulations of the SEC and all other applicable Legal Requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3), or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

            (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

            (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would constitute a breach of or would be inconsistent with the fiduciary obligations of the Board of Directors of Company under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.3 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than twenty-four hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate, on terms that the Board of Directors of Company determines, in its reasonable judgment (after receiving the written advice of Investec or another financial advisor of national standing), to be more favorable to Company stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if such offer is conditioned upon the offeror's obtaining financing needed to complete such transaction, any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed by a merger involving Company), directly or indirectly, of ownership of shares representing 100% of the voting power of the then outstanding shares of capital stock of Company.

            (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and its financial advisor, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to Company's stockholders under applicable law.

      5.3 No Solicitation.


            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE 7 and subject to
Section 5.2(c), Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any financial advisor, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage, the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to intentionally facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to inform any person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or
(v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.3(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal, or approving, endorsing or recommending such Acquisition Proposal in a manner consistent with Section 5.2(c) that the Board of Directors of Company reasonably concludes (after receiving the written advice of its financial advisor) would constitute a Superior Offer and, if accepted, is likely to be consummated if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, and (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of or be inconsistent with the fiduciary obligations of the Board of Directors of Company under applicable law. Prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company shall give Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company shall receive from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement (as defined in Section 5.1). Company shall give Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions. Contemporaneously with furnishing any such nonpublic information to such person or group, Company shall furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any financial adviser, attorney or other adviser or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company. Nothing in this Section 5.3 shall permit Company to enter into any contract with respect to an Acquisition Proposal (other than a confidentiality agreement) during the term of this Agreement, except as provided in Section 5.2(c).

      For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving a Company Acquisition: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction in the same proportion as they hold such equity interest preceding such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company and its subsidiaries; or (C) any liquidation or dissolution of Company.

            (b) In addition to the obligations of Company set forth in paragraph
(a) of this Section 5.3, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person or group making any such request or Acquisition Proposal. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written materials provided to Company in connection with any such request or Acquisition Proposal.

      5.4 Confidentiality; Access to Information.


            (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

            (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request, in a manner that does not unreasonably disrupt the Company's business and subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      5.6 Reasonable Efforts; Notification.


            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution or delivery by Company officers of any filings with the Internal Revenue Service under Internal Revenue Code Section 9100 or with any other Governmental Entity which filings Parent reasonably determines to be necessary to maximize and secure tax attributes of Company or the Surviving Corporation, and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its subsidiaries or affiliates shall be under any obligation to consent or otherwise agree to, or to make proposals to sell or otherwise dispose or hold separate (through the establishment of a trust or otherwise) any assets or categories of assets of Parent, any of its affiliates or Company, or hold separate the Company Common Stock (or shares of stock of the Surviving Corporation), or any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

            (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respects, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.2 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (c) In order to facilitate the integration of the operations of Parent and Company and their subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall, and shall cause its subsidiaries to, consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding exchange of information and other laws regarding competition. Subject to the forgoing limitations, Company will, and will cause its subsidiaries to, make available to Parent at its facilities and those of its subsidiaries, where determined by Parent to be appropriate and necessary, office space in order to assist in observing all operations and reviewing all matters concerning the affairs of Company.

      5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.8 ESPP. Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the Participation Period(s) under such plan that includes the Effective Time (the "CURRENT OFFERINGS") such that a new purchase date for each such Participation Period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

      5.9 Indemnification.


            (a) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any Contracts providing for indemnification between Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of fees and expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party, subject to applicable law. Without limiting the foregoing, Parent shall provide each Indemnified Party with liability insurance for a period of six (6) years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time. An "Indemnified Party" shall be and "Indemnified Parties" shall include each person who is or was a director or officer of the Company or any Material Subsidiary of the Company at anytime prior to Effective Time.

            (b) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

      5.10 Section 16 Matters. Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "COMPANY INSIDERS" shall mean those officers and directors of Company who are be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Company.

      5.11 Termination of Company Plans. Effective as of no later than the day immediately preceding the Closing Date, Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) cash or deferred arrangement (each, a "401(K) PLAN") (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to Company, no later than five (5) business days prior to the Closing Date, Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating any Company Employee Plan or Employee Agreement as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

      5.12 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Parent shall enroll those persons who were employees of Company or its subsidiaries immediately prior to the Effective Time and who remain employees of the

Surviving Corporation or its subsidiaries or become employees of Parent following the Effective Time ("CONTINUING EMPLOYEES") in Parent's employee benefit plans for which such employees are eligible (the "PARENT PLANS"), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Parent Plans, on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Parent shall recognize the prior service with the Company of each of the Continuing Employees in connection with Parent's PTO policy, for purposes of eligibility, vesting and levels of benefits. Notwithstanding anything in this
Section 5.12 to the contrary, this Section 5.12 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Parent to continue to maintain any employee benefit plan in effect following the Effective Time for Parent's employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law, the rules of the Nasdaq Stock Market and the Company Charter Documents.

            (b) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. Any foreign antitrust approvals required to be obtained prior to the consummation of the Merger shall have been obtained.

      6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

            (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by the Company. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

      6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be given effect only if accepted in writing by Parent. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

            (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

            (c) Legal Opinions. Parent shall have received the written legal opinion of Linklaters Oppenhoff & Radler, legal counsel to Company, dated as of the Closing Date, opining to the matters set forth in Exhibit B.

            (d) No Restraints. There shall not be instituted, pending or threatened any action, proceeding or hearing by any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company's business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

            (e) Consents. (i) All material required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained and become final and non-appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and (ii) all such approvals and consents which have been obtained shall have been so obtained on terms that are not reasonably likely to materially affect the ownership or operations of business by Parent.

            (f) Dissenting Shares. The number of Dissenting Shares immediately prior to the Effective Time shall not exceed three percent of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

            (g) Acknowledgements of Holders of Company Options. Holders of all Company Options outstanding under Company's 1995 Directors Stock Option Plan and 2002 Directors Stock Option Plan shall have executed an acknowledgement to the effect that (a) in connection with the Merger, such holders are entitled to only the payments contemplated by Section 1.6(c)(ii) in exchange for their Company Options and (b) on the Closing Date, such Company Options shall terminate without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the payments contemplated by Section 1.6(c)(ii)).

                                   ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company:


            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

            (b) by either Company or Parent if the Merger shall not have been consummated by March 1, 2004 (the "OUTSIDE DATE") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

            (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

            (f) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable prior to the Outside Date by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Parent or

Merger Sub is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

            (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Company's representations and warranties or breach by Company, is curable prior to the Outside Date by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this section 7.1(g) if such breach by Company is cured during such 30-day period, or if Parent or Merger Sub shall have materially breached this Agreement).

For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed;
(iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or other Contract with respect to any Acquisition Proposal (other than a confidentiality agreement); (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or
(vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

      7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall become void and of no further force or effect with no liability on the part of any party hereto, except (i) as set forth in this
Section 7.2, Section 7.3 and ARTICLE 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 Fees and Expenses.


            (a) General. Except as set forth in this Section 7.3, each party shall bear its respective legal, auditors', and financial advisors' fees and other out-of-pocket professional fees and expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby ("TRANSACTION EXPENSES"); provided, however, that:

               (i) Parent shall bear all fees and expenses (other than Company's attorneys' and accountants' fees and expenses) incurred in relation to filings under the HSR Act and other required Antitrust Filings; and

               (ii) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) Company shall promptly, but in no event later than two days after the date of such termination, reimburse Parent for its reasonable Transaction Expenses.

            (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(g), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $3,135,000 in immediately available funds (the "TERMINATION FEE"), less any amounts actually paid by Company to Parent pursuant to Section 7.3(a)(ii) hereof; provided, that in the case of a termination under Sections 7.1(b), 7.1(d) or 7.1(g) prior to which no Triggering Event has occurred, such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within nine months following the termination of this Agreement, either (x) a Company Acquisition (as defined below) is consummated, or (y) Company enters into a Contract providing for a Company Acquisition and thereafter such Company Acquisition is consummated, substantially upon the terms provided in such Contract, and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of any such Company Acquisition or the entry by Company into any such Contract. Company acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company or any of its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, (iii) the acquisition by any person or "group" (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

      7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company. The agreement of Parent to any Amendment shall be deemed to be the agreement of Merger Sub to such amendment.

      7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any Amendment shall be deemed to be the agreement of Merger Sub to such amendment. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE 8

                               GENERAL PROVISIONS

      8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            If to Parent or Merger Sub, to:

                  Symantec Corporation
                  20330 Stevens Creek Blvd.
                  Cupertino, CA 95014
                  Attention: Arthur F. Courville, Sr. V.P. and General Counsel Facsimile No.: (408) 517-8121
                  Telephone No.:  (408) 517-7676

            with a copy to:

                  Fenwick & West LLP
                  Silicon Valley Center
                  801 California Street
                  Mountain View, CA 94041
                  Attention:  Daniel J. Winnike, Esq.
                  Fax Number:  (650) 938-5200

            if to Company, to:

                  ON Technology Corporation
                  Waltham Woods
                  880 Winter Street, Building 4
                  Waltham, MA 02451-1449
                  Attention: Steven R. Wasserman, Chief Financial Officer Fax Number: (781) 487-3304

            with a copy to:

                  Epstein Becker & Green, P.C.
                  111 Huntington Avenue
                  26th Floor
                  Boston, Massachusetts 02199-7610
                  Attention:  Gabor Garai, Esq.
                  Fax Number:  (617) 342-4001

      8.3 Interpretation; Certain Defined Terms.


            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            (b) For purposes of this Agreement, other than Section 2.12, the term "AFFILIATES" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person;

            (c) For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

            (d) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the corporate executive officers or directors of such party (as identified in the case of Company and Parent in such party's proxy statement as filed with the SEC for its most recent annual meeting of stockholders) has actual knowledge of such matter. A party's corporate executive officer or director will be deemed to have actual knowledge of a matter if such knowledge could be obtained by reasonable inquiry of the individual(s) employed by such party charged with administrative or operational responsibility for such matters for such party.

            (e) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with an entity, means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect proximately results from any of the following (none of which shall in and of itself constitute a Material Adverse Effect): (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), (ii) mere changes in the trading prices or volume for such entity's capital stock, (iii) the public announcement or pendency of the transactions contemplated by this Agreement on customers, prospective customers, suppliers, distributors, partners, OEMs, licensors or employees of such entity, or (iv) such entity's performing any of its obligations under this Agreement.

            (f) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (g) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

      8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter and any non-competition agreement between Parent and employees of Company or its subsidiaries (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including that certain letter dated September 30, 2003 by and between Parent and Company it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

      8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

      8.11 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit.

      8.12 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                                    * * * * *

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                   SYMANTEC CORPORATION

                                   By: ________________________________
                                   Name:  John W. Thompson
                                   Title: Chairman and Chief Executive Officer

                                   OUTLAW ACQUISITION CORPORATION

                                   By: ________________________________
                                   Name:  Arthur F. Courville
                                   Title:  Secretary

                                   ON TECHNOLOGY CORPORATION

                                   By: ________________________________
                                   Name: Robert L. Doretti
                                   Title:  President and Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                LIST OF EXHIBITS

Exhibit A   Form of Certificate of Merger

Exhibit B   Matters to be Covered in the Opinion of Linklaters Oppenhoff &
            Radler